Exhibit 99.1

WORLD HEART CORPORATION

Voting Results
(Section 11.3 of National Instrument 51-102)

This report describes the matters voted upon and the outcome of the votes at the Special Meeting of Shareholders of World Heart Corporation (the “Corporation” or “WorldHeart”) held on Thursday, October 9, 2008.

Matter		Outcome of Vote

1.	Election of Directors

The following nominees were elected as Directors of the Corporation to hold office until the next annual meeting or until their successors are elected or appointed:		Carried by a majority of votes on a show of hands with 98.65% of the 392,284,685 votes represented by proxy voting for the election of the nominated directors.
Jeani Delagardelle Michael S. Estes William C. Garriock Gary W. Goertz Anders D. Hove Jal. S. Jassawalla Austin W. Marxe Michael R. Minogue

2.	Amendment of the World Heart Corporation 2006Equity
Incentive Plan
An amendment of the World Heart Corporation 2006 Equity Incentive Plan to increase the maximum number of common shares that may be issued under the plan from 1,477,251 to 44,000,000 was approved.		Carried by a majority of votes on a show of hands with 98.60% of 392,284,685 of the votes represented by proxy voting for the resolution

3.	Discretionary Authority to the Corporation’s Board of Directors
to effect a Reverse Stock Split

The grant of discretionary authority to the Corporation’s Board of Directors to amend the Corporation’s articles to effect a reverse stock split of the Corporation’s common shares at a ratio within the range from 20-to-1 to 30-to-1 at any time prior to the first anniversary of the special meeting was approved.

Carried by a majority of votes on a show of hands with 98.64% of the 392,284,685 votes represented by proxy voting for the resolution.

4.	Issuance of Warrants exercisable for 2,500,000 common shares of the Corporation to certain advisors

The issuance of warrants exercisable for 2,500,000 common shares of the Corporation to certain advisors of the Corporation in partial payment of fees owed to such advisors in connection with the Corporation’s recently completed recapitalization and financing transactions.

Carried by a majority of votes on a show of hands with 98.64% of the 392,284,684 votes represented by proxy voting for the resolution.

Oakland, California, October 14, 2008

WORLD HEART CORPORATION

By:	/s/ David Pellone
David Pellone, Chief Financial Officer
World Heart Corporation